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Exhibit 99.2

FOR IMMEDIATE RELEASE:

        Hoover's Announces Withdrawal of
Acquisition Proposal

AUSTIN, TEXAS, February 13, 2003—Hoover's, Inc. (NASDAQ: HOOV) announced today that it had received a letter from Austin Ventures and Marathon Partners withdrawing their proposal to acquire up to all of the outstanding shares of the Company at $8.00 per share.

A copy of the letter is attached as an exhibit to a Form 8-K being filed by Hoover's with the SEC.

About Hoover's, Inc. - The Business Information Authoritysm

Hoover's, Inc. (NASDAQ: HOOV) is a leading provider of business information. Hoover's publishes authoritative information on public and private companies worldwide, and provides industry and market intelligence that helps sales, marketing and business development professionals and senior-level executives get the global intelligence they need to grow their businesses. This information, along with advanced searching tools, is available through Hoover's OnlineTM (www.hoovers.com), the company's premier online service. Hoover's business information is also available through corporate intranets and distribution agreements with licensees, as well as via print and CD-ROM products from Hoover's Business Press.

CONTACTS:
David Lilly
Kekst and Company
Public Relations
212-521-4800

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FOR IMMEDIATE RELEASE